Exhibit 10(m)

                       SEVERANCE AGREEMENT
                             BETWEEN
                   PEOPLES ENERGY CORPORATION
                               AND
                     KENNETH S. BALASKOVITS
                  Vice President and Controller


          THIS AGREEMENT, effective as of December 4, 1996, by and between Peoples Energy Corporation, an Illinois corporation and Kenneth S. Balaskovits, Vice President and Controller (the
"Executive").

                           WITNESSETH


          WHEREAS, the Executive is a valuable employee of the Company and an integral part of the management of the Company;
and

          WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control; and

          WHEREAS, the Board of Directors of PEC, at its meeting on December 4, 1996, determined that it would be in the best interests of the Company and its shareholders to assure continuity in the management of the Company's administration and operations in the event of a Change in Control by entering into this Agreement with the Executive;

          NOW THEREFORE, it is hereby agreed by and between the parties hereto as follows:

          1.  Definitions.

          "AAA" shall have the meaning set forth in paragraph 5 of this Agreement.

          "Affiliate" shall mean the subsidiaries of PEC and other entities controlled by such subsidiaries.

          "Agreement" shall mean this Severance Agreement.

          "Benefit Service" shall mean the Benefit Service as defined in the PEC Retirement Plan.

          "Board" shall mean the Board of Directors of PEC.

"Cause" shall mean the Executive's fraud or dishonesty which has resulted in or is likely to result in material economic damage to the Company as determined in good faith by a vote of at least two-thirds of the non-employee directors of PEC at a meeting of the Board at which the Executive is provided an opportunity to be heard.

          "Change in Control" shall mean:

          (i) either (A) receipt by PEC of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission ("SEC") pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act") disclosing that any person (as such term is used in Section 13(d) of the 1934
Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of PEC, or (B) actual knowledge by PEC of facts, on the basis of which any Person is required to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13 (d) of the 1934
Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of PEC;

          (ii) purchase by any Person, other than PEC or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of PEC (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of PEC (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

          (iii) approval by the shareholders of PEC of (a) any consolidation or merger of PEC in which PEC is not the continuing or surviving corporation or pursuant to which shares of stock of PEC would be converted into cash, securities or other property, other than a consolidation or merger of PEC in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) any consolidation or merger in which PEC is the continuing or surviving corporation, but in which the common shareholders of PEC immediately prior to the consolidation or merger do not hold at least ninety (90) percent of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least ninety (90) percent of the common stock of the corporation which owns all of the common stock of PEC), or (c) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of PEC (Transfer Transaction), (except where (A) PEC owns all of the outstanding stock of the transferee entity or (B) the holders of PEC's common stock immediately prior to the Transfer Transaction own at least ninety (90) percent of the outstanding stock of the transferee entity, immediately after the Transfer Transaction), or (d) any consolidation or merger of PEC where, after the consolidation or merger, one Person owns one hundred
(100) percent of the shares of stock of PEC (except where the holders of PEC's common stock immediately prior to such merger or consolidation own at least ninety (90) percent of the outstanding stock of such Person immediately after such consolidation or merger); or

          (iv) a change in the majority of the members of the Board within a twenty-four (24)month period, unless the election or nomination for election by PEC's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twenty-four (24)month period.

          "Code" shall mean the United States Internal Revenue
Code of 1986, as amended, or any successor thereto.

          "Company" shall mean PEC and include any Affiliate and successor or successors to PEC.

          "Compensation" shall mean the sum of (i) the Executive's annual rate of salary on the last day the Executive was an employee of the Company, including any elective contributions made by the Company on behalf of the Executive that are not includable in the gross income of the Executive under
Section 125 or 402(a)(8) of the Code or any successor provision thereto, and including any amount of salary that has been deferred by the Executive, (ii) an award equal to the average of the amounts awarded to the Executive under the PEC STIC during the three years preceding termination of employment, and (iii) the economic equivalent value of any awards received by Executive under the PEC LTIC in the calendar year preceding termination of employment (as determined in good faith by the PEC Directors' Compensation- Nominating Committee).

          "Computed Award" shall mean Computed Award as defined in the PEC STIC.

          "Constructive Discharge" shall mean a good faith determination by the Executive that there has been any (i) material change by the Company of the Executive's functions, duties or responsibilities which change would cause the Executive's position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, the assignment to the Executive of duties and responsibilities inconsistent with his position, (ii) assignment or reassignment by the Company of the Executive, without the Executive's consent, to another place of employment more than fifty (50) miles from the Executive's current place of employment, (iii) liquidation, dissolution, consolidation or merger of PEC, or transfer of all or substantially all of its assets, other than a transaction or series of transactions in which the resulting or surviving transferee entity has, in the aggregate, a net worth at least equal to that of PEC immediately before such transaction and such resulting or surviving transferee entity expressly assumes this Agreement and all obligations and undertakings hereunder, or (iv) reduction, which is more than de minimis, in the Executive's total compensation (Compensation, perquisites and benefits). It is understood and agreed by all parties hereto that a reduction in (a) the amount the Executive receives under PEC STIC, (b) the awards received by the Executive under the PEC LTIC, or (c) the prerequisites or benefits of the Executive shall not be deemed a reduction if such amount received under the PEC STIC, awards received under the PEC LTIC, or such prerequisites or benefits are the same as received by the Company's similarly situated officers. An event shall not be considered Constructive Discharge unless the Executive provides written notice to PEC specifying the event relied upon for Constructive Discharge within six months after the occurrence of such event. Within thirty days of receiving such written notice from the Executive, the Company may cure or cause to be cured the event upon which the Executive claims a Constructive Discharge and no Constructive Discharge shall have been considered to have occurred with respect to such event. PEC and the Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute a Constructive Discharge.

          "Coverage Period" shall mean the period commencing with the month in which termination of employment as described in paragraph 3.a. of this Agreement shall have occurred, and ending thirty-six (36) months thereafter.

          "Effective Date" shall mean December 4, 1996.

          "PEC" shall mean Peoples Energy Corporation, an
Illinois corporation.

          "PEC Directors' Compensation-Nominating Committee" shall mean the Peoples Energy Corporation Board of Directors'
Compensation-Nominating Committee.

          "PEC LTIC" shall mean the Peoples Energy Corporation
Long Term Incentive Compensation Plan as in effect on the Effective Date, as amended from time to time or any successor plan.

          "PEC Retirement Plan" shall mean the Peoples Energy
Corporation Retirement Plan as in effect on the Effective Date, as amended from time to time, or any successor plan.

          "PEC SRB" shall mean the Peoples Energy Corporation
Supplemental Retirement Benefit Plan, as in effect on the Effective Date, as amended from time to time or any successor plan.

          "PEC STIC" shall mean the Peoples Energy Corporation
Short Term Incentive Compensation Plan, as in effect on the Effective Date, as amended from time to time or any successor plan.

          "PEC TAP" shall mean the Peoples Energy Corporation
Termination Allowance Plan as in effect on the Effective Date, as amended from time to time and as enhanced as described in that certain PEC brochure for nonunion employees titled, "Career Transition Opportunities", dated
November 1996.

          "Plan Year" shall mean the Plan Year as defined under the PEC STIC.

          "Present Value Amount" shall mean the amount calculated by the PEC Directors' Compensation-Nominating Committee as of the date of the termination of the Executive's employment as described in paragraph 3.a., using as a mortality basis the mortality basis used by the PEC Retirement Plan for determining benefits, or if such mortality basis is not available, a mortality basis determined by the PEC Retirement Plan's consulting actuaries, and assuming a discount rate equal to the average of the yield on Thirty (30) year United States Treasury Bonds for the second calendar month preceding the Executive's termination of employment as described in paragraph 3.a.

          "Rule of Eighty-Five" shall mean the Rule of Eighty-
Five as defined under the PEC Retirement Plan.

          "SARs" shall mean SARs as defined under the PEC LTIC.

          "Stock Options" shall mean Options as defined under the PEC LTIC.

          "Term" shall mean the term of this Agreement as set forth in paragraph 2.

          "Trust" shall mean the Trust under Peoples Energy Corporation Executive Deferred Compensation Plan and Supplemental Retirement Benefit Plan, Part A and Part B, dated September 22, 1995, as amended July 1, 1996, in effect on the Effective Date, as amended from time to time.

          2.  Term.

              This Agreement shall be effective as of the Effective Date and shall continue thereafter until the later of:
(i) thirty-six (36) full calendar months following the date on which occurs any of the events described in subparagraphs (i),
(ii) or (iv) of the definition of Change in Control in paragraph 1; or (ii) twenty-four (24) full calendar months following the date on which the transaction that was the subject of shareholder approval pursuant to subparagraph (iii) of the definition of Change in Control in paragraph 1 has been completed.

          3.  Severance Benefit.

              a. If, during the period commencing on the date of a Change in Control and ending on the last day of the Term, the Executive's employment hereunder is terminated by the Company for any reason, other than Cause, death, or disability, or is terminated by the Executive in the event of a Constructive Discharge, then, within five (5) business days after such termination, PEC shall pay to the Executive (if the Executive has died before receiving all payments to which he has become entitled hereunder to the beneficiary or estate of the Executive as described in paragraph 14) the sum of (i) accrued but unpaid salary and accrued but unused paid time off under the Company's "Paid Time Off Bank" policy for all employees, effective
January 1, 1997, or any successor plan, (ii) severance pay in a lump sum cash amount equal to three (3) years of the Executive's Compensation, and (iii) the amount determined pursuant to paragraph 3.e. The Executive (if the Executive has died before receiving all payment to which he becomes entitled hereunder, the beneficiary or the estate of the Executive as described in paragraph 14) will be paid in cash within ten (10) business days after termination as described in paragraph 3.a., the Present Value Amount of the benefits accrued by the Executive under the PEC SRB, Part A and Part B on the date of termination of employment as described in this paragraph 3.a., determined as if the Executive had received credit for an additional three (3) years of Benefit Service. For purposes of determining the Executive's accrued benefits under the preceding sentence, such benefits shall be determined as full benefits, without actuarial reduction, as if the Executive qualified for the Rule of Eighty-Five under the PEC Retirement Plan and PEC SRB (regardless of whether the Executive so qualifies). All non-vested Options and SARs awarded to the Executive under the PEC LTIC shall be deemed vested as of the earlier of the date of a Change in Control as defined in this Agreement or Change in Control as defined in the PEC LTIC. The Company shall treat the Executive as employed by the Company for purposes of exercising Stock Options and SARs during the Coverage Period. All non-vested restricted stock awarded to the Executive under the PEC LTIC shall be deemed vested and owned by the Executive as of the earlier of the date of a Change in Control as defined in this Agreement or a Change in Control as defined in the PEC LTIC and such stock shall be delivered to the Executive within five (5) business days after the date of such Change in Control. The Executive's termination of employment with the Company to become an employee of a corporation which directly or indirectly owns one hundred percent (100%) of or which is owned one hundred percent (100%) by the Company shall not be considered a termination of employment for purposes of this Agreement. The subsequent termination of the Executive's employment from such corporation, without employment at a company that is wholly-owned by such corporation, shall be considered a termination of employment for purposes of this Agreement.

          b.  During the longer of:  (i) the Coverage Period or
(ii) the period commencing with the date of the Executive's termination of employment as described in paragraph 3a and ending on the last day of the first month in which the Executive may retire under the PEC Retirement Plan and be eligible to receive a retirement annuity thereunder without actuarial reduction, the Executive shall be entitled to all benefits under the Company's welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as is available to all of the Company's executives generally and if and to the extent that equivalent benefits shall not be payable or provided under any such plans, the Company shall pay or provide equivalent benefits on an individual basis; provided, however, that PEC's obligations under this paragraph 3.b. shall cease upon the date following the termination of the Executive's employment as described in paragraph 3.a. that the Executive is eligible to receive benefits under welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) provided by an employer of the Executive other than the Company.

          c. (i) If Independent Tax Counsel shall determine that the aggregate payments made to the Executive pursuant to this Agreement and any other payments to the Executive from the Company which constitute "parachute payments" as defined in
Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount calculated at the highest marginal tax rate applicable to the Executive for the tax year in which such payments were paid to the Executive (determined by Independent Tax Counsel) such that after payment by the Executive of all federal, state and other taxes (including any Excise Tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the payments. For purposes of this paragraph 3.c., "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by the Executive and shall be reasonably acceptable to PEC, and whose fees and disbursements shall be paid by PEC.

              (ii) If Independent Tax Counsel shall determine that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive has substantial authority not to report any Excise Tax on the Executive's Federal income tax return. If the Executive is subsequently required to make a payment of any Excise Tax, then the Independent Tax Counsel shall determine in the same manner as a Gross-up Payment the amount (the amount of such additional payments are referred herein as "Gross-Up Underpayment") of such payment and any such Gross-Up Underpayment shall be promptly paid by PEC to or for the benefit of the Executive. The fees and disbursements of the Independent Tax Counsel shall be paid by PEC.

              (iii) The Executive shall notify PEC in writing within 15 days of any claim by the Internal Revenue Service that, if successful, would require the payment by PEC of a Gross-Up Payment. If PEC notifies the Executive in writing that it desires to contest such claim and that it will bear the costs and provide the indemnification as required by this subparagraph
(iii) of paragraph 3.c., the Executive shall:

                  (A) give the Company any information reasonably requested by the Company relating to such claim,

                  (B) take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company,

                  (C) cooperate with the Company in good faith in order to effectively contest such claim, and

                  (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis calculated at the highest marginal tax rate applicable to the Executive, for any Excise Tax or federal and state income tax or other taxes, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, PEC shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis calculated at the highest marginal tax rate applicable to the Executive, from any Excise Tax or federal and state income tax or other taxes, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance.

              (iv) If, after the receipt by the Executive of an amount advanced by PEC pursuant to subparagraph (iii) of paragraph 3.c., the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall within 10 days pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

          d. In the event of any termination of the Executive's employment as described in paragraph 3.a., the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment.

          e. The Executive shall be paid the following described amounts pursuant to subparagraph (iii) of paragraph 3.a. If the Executive has not received an award under the STIC for the Plan Year in which his employment is terminated the PEC Directors' Compensation-Nominating Committee shall determine in good faith, specifically considering the Executive's Computed Award under the STIC for such Plan Year, an award amount equal to a prorated award for the portion of the Plan Year that the Executive was employed by the Company. If the Executive has not yet received payment of his award amount under the STIC for the Plan Year preceding the Executive's termination, the PEC Directors' Compensation-Nominating Committee shall determine in good faith, specifically considering the Executive's Computed Award under the STIC for such Plan Year, an award amount under the STIC for such Plan Year.

          4.  Source of Payments.

              All payments provided for in paragraph 3 shall be paid in cash from the general funds of PEC; provided, however, that such payments shall be reduced by the amount of any payments made to the Executive or his dependents, beneficiaries or estate from any trust or special or separate fund established or utilized by PEC to assure such payments. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company such right shall be no greater than the right of an unsecured creditor of the Company.

          5.  Litigation Expenses:  Arbitration.

              a. PEC's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as set forth in paragraph 7. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. PEC agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case interest at the Federal long-term rate in effect under Section 1274(d) of the Code, compounded monthly. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations hereunder, in his sole discretion. The obligation of the Company under this paragraph 5. shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Executive, upon the expiration of this Agreement or otherwise).

              b. In the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, the Executive may, in his sole discretion by written notice to PEC, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the Executive had notified PEC of his desire to have the question settled by arbitration, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") in Illinois upon the application of the Executive. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal of further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation.
Unless otherwise agreed by the parties, any such arbitration shall take place in Illinois, and shall be conducted in accordance with the Rules of the AAA.

          6.  Tax Withholding.

              The Company may withhold from any payments made under this Agreement all federal, state or other taxes, including excise taxes as shall be required pursuant to any law or governmental regulation or ruling.

          7.  Waiver and Releases.

              a. In consideration of the covenants under this Agreement, including, but not limited to, paragraphs 3 and 5, the Executive hereby waives, releases and forever discharges the Company from any and all claims he has or may have against the Company arising out of or relating to the following: (a) The PEC TAP, upon receipt by the Executive of all amounts due or owing to the Executive under this Agreement; and (b) The PEC SRB, Part A and Part B, provided that the amount paid to the Executive pursuant to the second and third sentences of paragraph 3.a. exceeds the amount of the Executive's accrued benefits under the PEC SRB, Part A and Part B as of the date of the Executive's termination of employment as described in paragraph 3.a.

              b. In consideration of the covenants under this Agreement, including, but not limited to, paragraphs 3 and 5, and as a condition precedent to receiving any payments under this Agreement, the Executive agrees to execute after the date of his termination as described in paragraph 3.a., a release substantially in the form of Exhibit A attached hereto and by this reference made a part hereof.

          8.  Amendment of Trust and Deposit of Assets.

              On or before December 31, 1996, PEC shall amend the Trust to provide that within ten (10) business days after the date of a Change in Control, PEC shall deposit cash into the Trust, in an amount equal to the following: (a) the payment obligations of PEC under the Peoples Energy Corporation's Executive Deferred Compensation Plan as in effect on the Effective Date, as amended from time to time or any successor plan, and (b) the accrued benefits of the participants, as of the date of the Change in Control, under the PEC SRB, Part A and Part B.
          9.  Outplacement Services.

              Unless PEC offers outplacement services to the Executive during the Coverage Period, PEC shall reimburse the Executive for the costs of outplacement services incurred by the Executive up to a maximum amount of Seven Thousand Dollars ($7,000).

          10. Entire Understanding.

              This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance agreement between the Company and the Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement.

          11. Severability.

              If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

          12  Consolidation, Merger, or Sale of Assets.

              If PEC consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation the term "the Company" as used herein shall include such other corporation and this Agreement shall continue in full force and effect.

          13. Notices.

              All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class with return receipt as follows:

              a.  to PEC:

                  Peoples Energy Corporation
                  130 East Randolph Drive
                  Chicago, Illinois  60601
                  Attention:  E. P. Cassidy, Secretary

              b.  to the Executive:

                  Kenneth S. Balaskovits
                  Vice President and Controller
                  Peoples Energy Corporation
                  130 East Randolph Drive
                  Chicago, Illinois  60601

or to such other address as either party shall have previously specified in writing to the other.

          14. No attachment.

              Except as required by law and as expressly provided in his paragraph 14, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect. Notwithstanding the preceding sentence, the Executive may, by giving notice to PEC during the Executive's lifetime, designate a beneficiary or beneficiaries to whom the severance benefits described in paragraph 3.a. shall be transferred in the event of the Executive's death. Any such designation may be revoked or changed by the Executive at any time and from time to time by similar notice. If there is no such designated beneficiary living upon the death of the Executive or if all such designated beneficiaries die prior to the receipt by the Executive of the referenced severance benefits, such severance benefits shall be transferred to the Executive's surviving spouse or, if none, then such severance benefits will be transferred to the estate or personal representative of the Executive. If the Company, after reasonable inquiry, is unable to determine within twelve months after the Executive's death whether any designated beneficiary of the Executive did in fact survive the Executive, such beneficiary shall be conclusively presumed to have died prior to the Executive's death.

          15. Binding Agreement.

              This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

          16. Modification and Waiver.

              This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          17. Headings of No Effect.

              The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

          18. Governing Law.

              This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Illinois without giving effect to the choice of law provisions in effect in such State.

              IN WITNESS WHEREOF, PEC has caused this Agreement to be executed by its officers thereunto duly authorized, and the Executive has signed this Agreement, all effective as of the date first above written.

                  PEOPLES ENERGY CORPORATION


                  By: /s/ H. J. Livingston, Jr.
                          Director and Chairman of the
                          Compensation-Nominating Committee
                          of the Board of Directors


                  By:  /s/ Kenneth S. Balaskovits
                            Kenneth S. Balaskovits
                            Vice President and Controller





                            EXHIBIT A
                     TO SEVERANCE AGREEMENT
             BETWEEN PEOPLES ENERGY CORPORATION AND
                EXECUTIVE, DATED DECEMBER 4, 1996

                        RELEASE AGREEMENT


         This Agreement is entered into on this ____ day of

_______________, between Kenneth S. Balaskovits, Vice President and Controller ("Executive") and Peoples Energy Corporation on

behalf of Peoples Energy Corporation and any affiliate and

sucessor or sucessors to Peoples Energy Corporation.

          1.      In consideration of the benefits to be paid and

provided to the Executive under that certain Severance Agreement between Peoples Energy Corporation ("PEC") and the Executive,

dated as of December 4, 1996, ("Severance Agreement") Executive

waives, releases and forever discharges PEC (including its

current and former affiliated companies, and their current and former officers, directors, employees and agents) from all claims which he may have against PEC (including its current and former affiliated companies, and their current and former officers,

directors, employees and agents) arising out of the Americans

With Disabilities Act, the Age Discrimination in Employment Act,

Title VII of the Civil Rights Act of 1964, the Illinois Human

Rights Act, or any other federal, state or local statute,

regulation, ordinance, or doctrine of common law prohibiting discrimination on the basis of disability or age or race or

gender or on any other substantially similar basis.

          2.      The Executive acknowledges that, prior to his

execution of this Agreement, he was encouraged to review it with counsel or anyone else of his choosing.  Executive states that he understands its meaning and that he knowingly, freely and

voluntarily executes it.

          The Company encourages the Executive to consult with an

attorney regarding this Agreement.  If after review, the

Executive wishes to accept, he should sign the document and

return it to the Secretary of Peoples Energy Corporation.  This

Release will not become effective until seven days thereafter,

and if the Executive changes his mind within that period, he may revoke this Release by notifying the Secretary of Peoples Energy

Corporation.  The Executive understands and agrees that no

benefits will be paid or provided to the Executive under the

Severance Agreement prior to the receipt by PEC of this release executed by the Executive.



PEOPLES ENERGY CORPORATION:



By: ___________________________________ _______________________
                                                         Date



By: ___________________________________ ________________________
         Kenneth S. Balaskovits                           Date